EXHIBIT 99.1

                       LASERSIGHT PROVIDES COMPANY UPDATE
                     Completes $6 Million Private Placement

        Winter Park, FL (September 22, 2000) - LaserSight Incorporated (NASDAQ:
LASE) today provided a follow-up to its August 14, 2000 Conference Call with an update on various areas of product, product development and strategic developments.

        The Company announced the recent completion of a $6.0 million equity financing with BayStar Capital, L.P and BayStar International. The financing is a private placement of approximately 1.7 million shares of its common stock purchased at $3.50 per share. BayStar also received a warrant to purchase 600,000 additional common shares at a purchase price of $3.60 per share. Michael R. Farris, LaserSight's president and chief executive officer said, "With its investment BayStar has once again expressed confidence in LaserSight, its management, technology and products. With this financing we are better positioned to bring our products into the U.S. market, expand our international presence and maintain a technology leadership position through on-going innovation and improvements to our refractive products."

        The Company also announced that on September 15, 2000, it entered into a $5.0 million credit facility with The Huntington National Bank. The credit facility provides that the Company may borrow amounts at an annual rate equal to 0.5% above the prime rate for short-term working capital needs or for such other purposes as may be approved by Huntington. Borrowings will be limited to 50% of qualified accounts receivable related to U.S. sales. The credit agreement with Huntington replaces a $2.5 million credit facility that expired on June 30, 2000. The facility requires the Company to maintain both a specified liquidity level and tangible net worth level.

        The level of interest shown for LaserSight's LaserScan LSX(R) excimer laser system on the domestic and international market remains high. Mr. Farris continued, "I am pleased that the marketplace has embraced our technology and recognizes that a high repetition rate, small spot, low fluence, eye tracker-based technology is truly the workstation for the future. This has been the reason why we continue to see high interest in our LaserScan LSX."

        The Company's UltraShaper durable keratome, together with the UniShaper
(TM) single-use keratome and the line of UltraEdge(TM) keratome blades and consoles, form the Company's MicroShape(TM) family of products. In house clinical evaluation of the UltraShaper is expected to be completed within the next 45 days. A follow-on phase of additional testing will be performed to confirm the manufacturability of the device. Upon successful completion of the final tests, we expect that the durable keratome could be commercially available during the fourth quarter of 2000. The Company believes that until its durable keratome is commercially launched and successfully marketed, revenues associated with all keratome products will continue to fall short of projections.

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        A PMA supplement was filed during March 2000 for expansion of approved clinical indications for the LaserScan LSX to include myopia with astigmatism. During August 2000, additional information was provided in response to a request from the FDA. At this time the Company is preparing its response to a recent request for clarification received from the agency. While the Company believes that its pending response should address all open issues regarding approval of astigmatism, it is not possible to provide an exact time frame within which LaserSight anticipates receipt of the astigmatism approval. When received, the addition of astigmatism to approved clinical indications will be a significant milestone that opens the U.S. market for the LaserScan LSX to approximately 80% of the refractive corrections currently performed with excimer laser systems. In the international market, the LaserScan LSX is utilized to treat the entire range of refractive errors including myopia, hyperopia and mixed astigmatism.

        LaserSight is optimistic in regard to the discoveries being made through its clinical research in the area of custom ablation. Clinical testing of the CustomEyes(TM) custom ablation products continues at international sites. "The Company's goal is to achieve custom ablations that optimize the asphericity and ultimate shape of the eye, so that it is not altered from its preoperative prolate shape thereby inducing certain aberrations that may lead to loss of overall quality of vision," commented Mr. Farris. "We believe that this whole approach to laser vision correction will change the way in which patients ultimately make their selection about having their eyes treated and that surgeons, seeking the best treatment for their patients, will embrace the capabilities of our system with respect to custom ablation." Results of international custom ablation activities will be reported at the Annual Meeting of the American Academy of Ophthalmology in October.

        Mr. Farris concluded, "Our goal is very straightforward and simple. We intend to reach profitability by ramping up production to meet demand, providing world-class service and support and continuing the tradition of innovation and leadership in product advancements. We remain confident and optimistic and we look forward to proceeding with our business plan and strategy."

        LaserSight is a leading supplier of quality technology solutions for laser vision correction. The Company markets its LaserScan LSX(R) excimer laser systems and MicroShape(TM) family of keratome products in more than 30 countries through a network of distribution partners and a direct sales force. In the United States, the Company's LaserScan LSX excimer laser system is approved for the treatment of low to moderate myopia by photorefractive keratectomy.

        This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to anticipated sales revenue, regulatory approvals and commercialization of products, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.